Exhibit 23.4
CONSENT OF INDEPENDENT ACCOUNTANTS
We consent to the incorporation by reference in the Amendment No. 1 to Form F-3 Registration Statement of Consolidated Water Co. Ltd. of our report dated April 15, 2005 with respect to the balance sheets of Ocean Conversion (BVI) Ltd. as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity, and cash flows, for the years then ended, which reports are incorporated by reference in the December 31, 2005 annual report on Form 10-K of Consolidated Water Co. Ltd.
/s/ KPMG
George Town, Cayman Islands
November 22, 2006